UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2018

Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33926 (Commission File Number)	75-1256622 (IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190
Sugar Land, Texas 77478
(Address of principal executive offices)

(281) 980-5522
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 19, 2018, Texas Oil & Chemical Co. II, Inc. (the “Borrower”), a wholly-owned subsidiary of Trecora Resources (the “Company”), and certain of its subsidiaries, as guarantors (the “Guarantors”), entered into a Fifth Amendment to Amended and Restated Credit Agreement (the “Fifth Amendment”) related to the Amended and Restated Credit Agreement, dated as of October 1, 2014 (as amended, supplemented and modified prior to the date hereof, the “Credit Agreement”), among the Borrower, the Guarantors, the lenders from time to time party thereto, Citibank, N.A., as an L/C Issuer, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.
Pursuant to the Fifth Amendment, certain amendments were made to the terms of the Credit Agreement to provide the Borrower and its subsidiaries with additional flexibility, including increasing the maximum Consolidated Leverage Ratio (as defined in the Credit Agreement) that must be maintained by the Borrower to 4.75 to 1.00 for the four fiscal quarters ended December 31, 2018, 4.25 to 1.00 for the four fiscal quarters ended March 31, 2019, 4.00 to 1.00 for the four fiscal quarters ended June 30, 2019 and 3.75 to 1.00 for the four fiscal quarters ended September 30, 2019. For the four fiscal quarters ended December 31, 2019 and each fiscal quarter thereafter, the Borrower must maintain a Consolidated Leverage Ratio of 3.50 to 1.00 (subject to temporary increase following certain acquisitions). The Fifth Amendment also amended the definition of Consolidated EBITDA (as defined in the Credit Agreement) to allow for certain add backs related to recent out of pocket severance and restructuring costs of the Company.
Following the effective date of the Fifth Amendment, borrowings under each of the revolving and term loan facilities under the Credit Agreement will bear interest on the outstanding principal amount at a rate equal to LIBOR plus an applicable margin of 1.25% to 2.50% or, at the option of the Borrower, the Base Rate plus an applicable margin of 0.25% to 1.50% , in each case, with the applicable margin being determined based on the Consolidated Leverage Ratio of the Borrower.
The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Fifth Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 14, 2018, the Company and Simon Upfill-Brown entered into a separation and release agreement (the “Separation Agreement”) in furtherance of his previously announced resignation as of December 3, 2018 (the “Effective Date”). Pursuant to the Separation Agreement, Mr. Upfill-Brown will receive certain payments and benefits, including (i) an amount equal to eighteen months of his current base salary, (ii) ownership of the vehicle previously assigned to him by the Company, (iii) payment by the Company of 80% of the premiums charged for COBRA coverage for him and his dependents for a period up to December 31, 2020 and (v) payment for accrued but unused vacation days. In addition, any vested but unexercised options granted to Mr. Upfill-Brown in 2013 may be exercised during the ninety day period following the Effective Date, any vested but unexercised options granted to Mr. Upfill-Brown in 2014 will remain exercisable until 2024 and any unvested restricted stock units that are scheduled to vest in 2019 will vest in accordance with the existing terms of such awards. All other unvested restricted stock units will be forfeited.
Mr. Upfill-Brown will receive the foregoing payments and benefits provided he does not revoke the Separation Agreement or his release of claims in favor of the Company included therein.
Item 7.01 Regulation FD Disclosure.
On December 19, 2018, the Company issued a press release announcing the entry into the Fifth Amendment as described above in Item 1.01 of this Current Report on Form 8-K.
The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit
10.1
Fifth Amendment to Amended and Restated Credit Agreement, dated as of December 19, 2018, among Texas Oil & Chemical Co. II, Inc., as Borrower, certain subsidiaries of the Borrower, as Guarantors, the Lenders from time to time party thereto, Citibank, N.A., as an L/C Issuer, and Bank of America, N.A., as Administrative Agent, Swingline Lender and an L/C Issuer.

99.1	Press Release of the Company, dated December 19, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRECORA RESOURCES

Date: December 19, 2018	By:	/s/ Christopher A. Groves
Christopher A. Groves
Corporate Controller